EXHIBIT 99.1

Tercica, Inc. Announces Follow-On Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., February 8, 2005 — Tercica, Inc. (Nasdaq: TRCA) announced today a follow-on offering of 6,000,000 shares of its common stock at a public offering price of $8.00 per share. All of the shares are being offered by Tercica.

The sole book running manager of the offering was Lehman Brothers. SG Cowen served as joint lead manager. Robert W. Baird & Co., Friedman, Billings, Ramsey and Harris Nesbitt were co-managers. Tercica has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of its common stock. Copies of the final prospectus relating to the offering may be obtained from Lehman Brothers c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; 631-254-7106 or by email request to sabrina_neat@adp.com or monica_castillo@adp.com.

About Tercica

Tercica is a biopharmaceutical company focused on the development and commercialization of recombinant human insulin-like growth factor-1 for the treatment of short stature and other metabolic disorders.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.